EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Oblong Inc.
Conifer, Colorado
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 30, 2019 and December 17, 2019 as to the first paragraph of Note 8, relating to the consolidated financial statements of Oblong Industries, Inc. and Subsidiaries (collectively, the “Company”) as of and for the year ended December 31, 2018, appearing in the Form 8-K/A of Oblong Inc. dated December 18, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Los Angeles, California
January 14, 2021